Exhibit 6.7

ROYALTYTRADERS LLC

NOTE PURCHASE AGREEMENT

RoyaltyTraders LLC

1053 East Whitaker Mill Rd

Suite 115

Raleigh NC 27604

Dear Sirs:

The undersigned (“Investor,” and collectively with the persons and entities entering into Note Purchase Agreements as part of this note offering, the “Investors”) hereby agrees to purchase a Convertible Promissory Note issued by RoyaltyTraders LLC, a Delaware limited liability company (the “Company”), in the form attached hereto (the “Note,” and collectively with Convertible Promissory Notes purchased by other Investors, the “Notes”), in consideration of committing to make an advance to the Company by paying cash in the amount set forth in an amendment to the Note executed and delivered by the Company and Investor or such other consideration of equivalent value as agreed between Investor and the Company. Investor understands that this Note Purchase Agreement (this “Agreement”) is not binding upon the Company with respect to any particular Investor, unless and until accepted by a duly authorized representative of the Company.

1. Note Purchase. Subject to all of the terms and conditions hereof, the Company agrees to (i) issue and sell to Investor, and Investor agrees to advance to the Company as provided in the Note, the amount set forth in an amendment to the Note executed and delivered by the Company and Investor, and (ii) to issue to Investor, a warrant to purchase additional units of membership interest as provided in the attached agreement (the “Warrant Agreement”). The obligations of Investors to purchase the Note are several and not joint. For each Investor, the purchase of the Note will take place upon the later of the execution and delivery of this Note Purchase Agreement and the Note, by each of the Company and the Investor, by original signature as of the date hereof, and by amendment with respect to any Investor making such purchase after the date hereof.

2. Payments Pro Rata. All payments made by the Company under the Note will be applied ratably against the amounts advanced and interest accrued and all other amounts owing so as to maintain as near as possible the amount of debt owing to each Investor pro rata according to the original principal amount advanced by each Investor.

3. Representations and Warranties of Investor. Investor hereby represents and warrants to the Company as follows:

(a) (i) Investor has read and understands the terms of the Note; (ii) Investor can bear the economic risk of losing Investor’s entire investment in the Note and can afford to hold the investment for an indefinite period of time; and (iii) Investor has such knowledge and experience in financial and business matters and experience in investments, and is capable of evaluating the merits and risks of the prospective investment in the Note;

(b) If Investor is an entity: (i) it is duly incorporated, organized or formed, validly existing and in good standing under the laws of its jurisdiction of incorporation, organization or formation; (ii) the execution, delivery and performance by it of this Note Purchase Agreement are within its powers, have been duly authorized by all necessary corporate or other action on its behalf, require no action by or in respect of, or filing with, any government authorities, except as has been previously obtained and is in full force and effect, and do not and will not contravene, or constitute a default under, any provision of applicable law or regulation or of its certificate of incorporation or other comparable organizational documents or any agreement, judgment, injunction, order, decree or other instrument to which Investor is a party or by which Investor or any of its properties is bound; and (iii) the address set forth below is Investor’s true and correct mailing address;

(c) Investor understands that the Note has not been registered under the Securities Act of 1933, as amended (the “1933 Act”) or any state securities laws in reliance on an exemption from registration, and Investor further understands that Investor is purchasing the Note without relying upon any offering literature. Investor understands further that the Note may be a restricted security as that term is defined in the 1933 Act, that the Note is an unregistered security, that for all practical purposes there is no public market for the Note (or the equity securities into which the Note may be convertible or the equity securities that may be acquired upon exercise under the Warrant Agreement (the “Conversion Securities”)), and it is unlikely that any public market for the Note (or such Conversion Securities) will ever develop, that it cannot be expected that any lender will make a loan to Investor on the basis of taking the Note (or such Conversion Securities) as collateral for such loan;

(d) Investor has had an opportunity to review the Transaction Documents (defined below) and consult with legal and other advisors of Investor’s choice and has either done so or chosen not to do so;

(e) The investment in the Note and the Warrant Agreement is being made solely for Investor’s own account, for investment, and is not being purchased with a view to or for the resale, distribution, subdivision or fractionalization thereof. Investor has no agreement or arrangement for any resale, distribution, subdivision, or fractionalization thereof; and the Note and the Warrant Agreement are not being acquired by Investor in the capacity of a nominee; and

(f) Investor acknowledges and is aware of the following:

(i) The Company has a short financial and operating history, and each of the Note and the Warrant Agreement (and the Conversion Securities) is a speculative investment that involves a high degree of risk of loss of Investor’s entire investment in the Company;

(ii) Investor may have to hold the Note, the Warrant Agreement or the Conversion Securities indefinitely and it may not be possible for Investor to liquidate Investor’s investment in the Company;

(iii) There can be no guarantee of the amount of or type of consideration, profit or loss, or cash payments or distributions to be realized, if any, as a result of an investment in the Note, the Warrant Agreement or the Conversion Securities. Despite any information contained in the financial projections to the contrary, there are no assurances that there will ever be any cash payments or distributions by the Company or that if there are cash payments or distributions, they will ever be sufficient to return to Investor his, her or its their original investment or any return on that investment; and

(iv) The Company may need additional capital and that the failure to secure sufficient capital may risk the loss of Investor’s entire investment in the Company.

4. Accredited Investor Status. Investor represents and warrants that Investor is an “accredited investor” within the meaning of Rule 501 of Regulation D under the 1933 Act (as provided on Exhibit A attached hereto).

5. Indemnification. Investor understands the meaning and legal consequences of the representations and warranties contained in Sections 3 and 4 hereof, that the Company is and will be relying on the accuracy of the representations and warranties by Investor as contained herein, and Investor would not be permitted to purchase the Note if any representation or warranty were known to be materially false. Accordingly, Investor hereby agrees to indemnify and hold harmless the Company and its officers, managers, members, agents, representatives and assigns from and against any and all liability, loss, claim, cost, damage or expense (including attorneys’ fees) due to or arising out of a breach of any representation, warranty or covenant of Investor contained in this Agreement.

6. Legal Counsel. Investor acknowledges and agrees that Investor has been advised to consult his, her or its own legal, tax and investment advisors in connection the investment in the Note and has done so or has chosen not to do so.

7. Anti-Money Laundering, Terrorist Financing and OFAC Compliance.

(a) Investor represents and warrants that the amounts paid or to be paid by him, her or it to the Company in respect of this Agreement are not directly, or to Investor’s knowledge indirectly, derived from activities that may contravene U.S. federal or state, or non-U.S. laws or regulations, including laws and regulations governing money laundering and terrorist financing. Investor also represents and warrants to, and agrees and covenants with, the Company, as of the date hereof and as of each subsequent date on which Investor acquires any additional interest in the Company that none of (i) Investor, (ii) any person or entity controlling or controlled by Investor, (iii) if Investor is a privately held entity, any person or entity having a beneficial interest in Investor, or (iv) any person or entity for which Investor is acting as agent or nominee in connection with this Agreement (those persons or entities covered by (ii), (iii) and (iv) collectively being referred to as “Related Parties”) is named on any list of prohibited persons, entities or jurisdictions maintained and administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), or otherwise covered by any other sanctions program administered by OFAC. The lists of OFAC prohibited persons, entities or jurisdictions can be found on the OFAC website at www.treas.gov/ofac, and Investor should review the website before making this representation and warranty. Investor agrees promptly to notify the Company should Investor become aware of any change in the information set forth in this Section.

(b) Investor acknowledges that, to comply with anti-money laundering, OFAC and related requirements that are applicable to the Company, the Company may at any time require such information as it deems necessary to establish the identity of Investor and any Related Parties and may seek to verify such identity and the source of funds for the investment. If the Company deems it necessary, for other reasons, to comply with anti-money laundering, OFAC and related requirements applicable to the Company, including as a result of any delay or failure by Investor or any Related Party to produce any information required for identification, identity verification and/or source-of-funds confirmation purposes, the Company may refuse to accept this Agreement and/or any portion or all of the investment and may return any funds received to the account from which such funds were sent (unless such return is, in the judgment of the Company, contrary to applicable law or regulation or contrary to the dictate of law enforcement officials, in which case the funds may be blocked or retained). Investor acknowledges that the Company may refuse to make any distribution or other payment to Investor if the Company determines, suspects, or is advised that such distribution or payment might result in a violation of any applicable anti-money laundering, OFAC or other laws or regulations by any person or entity in any relevant jurisdiction, or such refusal is considered by the Company necessary or appropriate to ensure the compliance by the Company with any such laws or regulations in any relevant jurisdiction. Investor acknowledges that the Company may be required to report transactions that raise suspicions of money laundering or OFAC violations and to disclose the identity of Investor and any Related Parties to appropriate government authorities.

9. Brokers. Investor represents and warrants to Company that he, she or it has retained no finder or broker or taken any other action that would result in the incurrence of any brokerage fee or sales commission in connection with the transactions contemplated by this Agreement.

10. Closing Conditions. The Company’s obligations to accept Investor’s advance pursuant to the Note is subject to the satisfaction of the following:

a. Representations and Warranties True. The representations and warranties made by Investor herein will be true and correct as of the Closing, with the same force and effect as if they had been made as of the Closing.

b. Performance of Obligations. Investor will have performed all obligations and conditions in this Agreement required to be performed or observed by Investor on or prior to any such Closing.

c. Waivers and Approvals. The Company will have received a waiver or other required approval from the requisite equity holders of preemptive or other rights of the equity holders related to the issuance of the Note and the acceptance of any advance thereunder and any conversion thereunder, and the issuance and exercise of the Warrant Agreement as would permit Investor to invest in the Note and Warrant Agreement as provided herein and therein.

11. Confidential Information. Except as otherwise required by law, Investor will neither (i) disclose Confidential Information (defined below) of the Company to any persons or entities other than to (a) other Investors, (b) their respective executive officers, directors, accountants, attorneys, advisors, and employees, and (c) to any existing or prospective affiliate, equityholder, or wholly owned subsidiary of such Investor in the ordinary course of business (collectively, “Investor Parties”) in each case that have a need to know such Confidential Information and are under confidentiality obligations and restrictions on use no less restrictive than those set forth herein nor (ii) use such Confidential Information except in connection with this Agreement, the Warrant Agreement and the Note (each as amended from time to time and together, the “Transaction Documents”) and the matters addressed therein, and will inform all Investor Parties accessing Confidential Information that they may not disclose Confidential Information to third parties or use such Confidential Information other than as described herein. Investor is responsible for all of its Investor Parties’ conduct with respect to the Confidential Information. “Confidential Information” means the terms of this Agreement, any of the matters referred to herein or non-public information of the Company or its affiliated persons or entities, including (i) trade secrets; (ii) product development, research and development, vendor identities, supplier identities, customer identities; (iii) business plans, budgets, forecasts and other financial information; (iv) information of third parties with respect to which the Company or its affiliated persons or entities is obligated to maintain confidentiality; and (v) such other non-public information that Investor knows or should know to be of a confidential or proprietary nature.

12. No Escrow. Investor agrees that Investor will tender the payment specified on the signature page hereof to the Company, that such funds will not be held by the Company in any escrow or segregated account, and that upon acceptance of this Agreement by the Company, the Company may use such funds in the operation of its business.

13. Additional Information. Investor agrees to supply any additional written information concerning the representations in this Agreement that Company may reasonably request from time to time.

14. Successors and Assigns. The provisions of the Transaction Documents will be binding upon, and inure to the benefit of, the respective successors, permitted assigns, heirs, executors and administrators of the parties hereto. Notwithstanding the foregoing, Investor may not assign any of his, her or its rights or obligations hereunder or under the Note without the prior written consent of the Company.

15. Notices. All notices, requests, consents, and other communications under any of the Transaction Documents will be (i) in writing, (ii) delivered by hand, mailed by first class certified or registered mail, return receipt requested, postage prepaid, or by a nationally recognized commercial overnight delivery service providing for a receipt, postage or delivery charges prepaid, and (iii) addressed as follows: (a) if to the Company, to the principal office of the Company to the attention of the President or at such other current address as the Company furnishes to Investor or at such other current address as the Company will have furnished to Investor; and (b) if to Investor, to the applicable address for Investor listed on the signature page hereto or as may have been furnished to the Company in writing by such Investor.

Notices provided in accordance with this Section 15 will be deemed delivered upon personal delivery, upon transmission by electronic mail during business hours of the recipient (or on the first business day after transmission during other than business hours of the recipient), upon delivery by such delivery service or on the second business day after deposit in the mail.

16. Expenses. Each party will pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Transaction Documents.

17. Governing Law; Jurisdiction. The Transaction Documents will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions that would result in the application of laws or regulations of another jurisdiction.

18. Entire Agreement. The Transaction Documents embody the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter.

19. Amendments and Waivers. Any provision of this Agreement and/or the Note may be amended, waived or modified upon the written consent of the Company and Investor, or with respect to all Notes and Note Purchase Agreements, by the Company and the Requisite Holders (as such term is defined in the Notes); provided that a Note and/or a Note Purchase Agreement may not be amended or terminated and the observance of any term thereof may not be waived in a manner that has a disproportionately adverse effect on an Investor without the written consent of such adversely affected Investor (it being agreed that an amendment or waiver of a provision will not be deemed to have a disproportionately adverse effect on any Investor if such amendment or waiver applies to all Investors in the same fashion by its terms). No waivers of or exceptions to any term, condition or provision of any Transaction Document, in any one or more instances, will be deemed to be, or construed as, a further or continuing waiver of any such term, condition or provision.

20. Survival; Severability. All agreements, covenants, representations and warranties contained herein will survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision.

21. Counterparts. This Agreement may be executed in counterparts each of which will be considered an original but both of which together will constitute one and the same instrument. For purposes of this Agreement, a facsimile or other electronic version of a party’s signature, such as a .pdf, printed by a receiving facsimile or printer will be deemed an original signature.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF and intending to be legally bound, the undersigned have executed this Note Purchase Agreement to be effective as of the Effective Date stated below.

EFFECTIVE DATE: November 23, 2021

INVESTOR (if an individual):

By:	/s/ Alex Guiva
Name:	ALEX GUIVA

EFFECTIVE AS OF THE EFFECTIVE DATE STATED ABOVE, THIS NOTE PURCHASE AGREEMENT IS HEREBY ACCEPTED BY THE COMPANY.

RoyaltyTraders LLC, a Delaware limited liability company

By:	/s/ Sean Peace
Sean Peace, President

Attachments:

●	Exhibit A: Accredited Investor Definition

●	Exhibit B: Convertible Promissory Note

●	Exhibit C: Warrant Agreement

EXHIBIT A

“Accredited investor” shall mean any person who comes within any of the following categories, or who the issuer reasonably believes comes within any of the following categories, at the time of the sale of the securities to that person:

(1) Any bank as defined in section 3(a)(2) of the Securities Act of 1933 (the “Act”), or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any investment adviser registered pursuant to section 203 of the Investment Advisers Act of 1940 or registered pursuant to the laws of a state; any investment adviser relying on the exemption from registering with the Commission under section 203(l) or (m) of the Investment Advisers Act of 1940; any insurance company as defined in section 2(a)(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any Rural Business Investment Company as defined in section 384A of the Consolidated Farm and Rural Development Act; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(2) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(3) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, partnership, or limited liability company, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(4) Any director, executive officer, or general partner of the issuer of the securities being offered or sold, or any director, executive officer, or general partner of a general partner of that issuer;

(5) Any natural person whose individual net worth, or joint net worth with that person’s spouse or spousal equivalent, exceeds $1,000,000;

(i) Except as provided in paragraph (a)(5)(ii) of this section, for purposes of calculating net worth under this paragraph (a)(5):

(A) The person’s primary residence shall not be included as an asset;

(B) Indebtedness that is secured by the person’s primary residence, up to the estimated fair market value of the primary residence at the time of the sale of securities, shall not be included as a liability (except that if the amount of such indebtedness outstanding at the time of sale of securities exceeds the amount outstanding 60 days before such time, other than as a result of the acquisition of the primary residence, the amount of such excess shall be included as a liability); and

(C) Indebtedness that is secured by the person’s primary residence in excess of the estimated fair market value of the primary residence at the time of the sale of securities shall be included as a liability;

(ii) Paragraph (a)(5)(i) of this section will not apply to any calculation of a person’s net worth made in connection with a purchase of securities in accordance with a right to purchase such securities, provided that:

(A) Such right was held by the person on July 20, 2010;

(B) The person qualified as an accredited investor on the basis of net worth at the time the person acquired such right; and

(C) The person held securities of the same issuer, other than such right, on July 20, 2010.

(6) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse or spousal equivalent in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(7) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in § 230.506(b)(2)(ii);

(8) Any entity in which all of the equity owners are accredited investors;

(9) Any entity, of a type not listed in paragraph (a)(1), (2), (3), (7), or (8), not formed for the specific purpose of acquiring the securities offered, owning investments in excess of $5,000,000;

(10) Any natural person holding in good standing one or more professional certifications or designations or credentials from an accredited educational institution that the Commission has designated as qualifying an individual for accredited investor status. In determining whether to designate a professional certification or designation or credential from an accredited educational institution for purposes of this paragraph (a)(10), the Commission will consider, among others, the following attributes:

(i) The certification, designation, or credential arises out of an examination or series of examinations administered by a self-regulatory organization or other industry body or is issued by an accredited educational institution;

(ii) The examination or series of examinations is designed to reliably and validly demonstrate an individual’s comprehension and sophistication in the areas of securities and investing;

(iii) Persons obtaining such certification, designation, or credential can reasonably be expected to have sufficient knowledge and experience in financial and business matters to evaluate the merits and risks of a prospective investment; and

(iv) An indication that an individual holds the certification or designation is either made publicly available by the relevant self-regulatory organization or other industry body or is otherwise independently verifiable;

(11) Any natural person who is a “knowledgeable employee,” as defined in rule 3c-5(a)(4) under the Investment Company Act of 1940 (17 CFR 270.3c-5(a)(4)), of the issuer of the securities being offered or sold where the issuer would be an investment company, as defined in section 3 of such act, but for the exclusion provided by either section 3(c)(1) or section 3(c)(7) of such act;

(12) Any “family office,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1):

(i) With assets under management in excess of $5,000,000,

(ii) That is not formed for the specific purpose of acquiring the securities offered, and

(iii) Whose prospective investment is directed by a person who has such knowledge and experience in financial and business matters that such family office is capable of evaluating the merits and risks of the prospective investment; and

(13) Any “family client,” as defined in rule 202(a)(11)(G)-1 under the Investment Advisers Act of 1940 (17 CFR 275.202(a)(11)(G)-1)), of a family office meeting the requirements in paragraph (a)(12) of this section and whose prospective investment in the issuer is directed by such family office pursuant to paragraph (a)(12)(iii).

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EXHIBIT B

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

1.

2. ROYALTYTRADERS LLC

3. CONVERTIBLE PROMISSORY NOTE

4. NOVEMBER 23, 2021

5.

FOR VALUE RECEIVED, RoyaltyTraders LLC, a Delaware limited liability company (the “Company”), promises to pay to each person identified as an “Investor” on the signature page to this Note (such person, or his, her or its registered assigns (“Investor”)), in lawful money of the United States of America in total principal amount advanced by Investor, up to a total maximum amount of Three Hundred Thousand Dollars ($300,000.00), together with simple interest from the date of the Investor’s advance under this Convertible Promissory Note (this “Note”) on the unpaid principal balance at an interest rate equal to 12.5% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then accrued but unpaid interest and other amounts payable hereunder, will be due and payable on the Maturity Date (defined below).

This Note is issued by the Company and governed by a note purchase agreement (the “Note Purchase Agreement(s)”) between the Company and each Investor that becomes a party to this Note.

The following is a statement of the rights of each Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Payment upon Maturity. If this Note has not been converted (as provided in Section 4(a), 4(b) or 4(c)), then the sum of (i) the outstanding principal amount of this Note, plus (ii) all accrued but unpaid interest, plus (iii) all other amounts accrued under this Note, will be due and payable in full on the Maturity Date.

(b) Voluntary Prepayment. This Note may be prepaid, in whole or in part, without the prior written consent of the Requisite Holders (defined below) at any time before March 31, 2022; and thereafter, may not be prepaid without the prior written consent of the Requisite Holders.

(c) Payment upon a Liquidation Event. In the event of a Liquidation Event (defined below) prior to the repayment or conversion of this Note in accordance with the terms set forth herein, Investor will be entitled to receive proceeds of such Liquidation Event in an amount equal to the outstanding principal amount of this Note, plus all accrued but unpaid interest.

2. Events of Default. The occurrence of any of the following will constitute an “Event of Default” under this Note and the Note Purchase Agreement:

(a) Failure to Pay. The Company fails to pay (i) any principal payment on the date due or (ii) any interest payment or other payment required under the terms of this Note on the date due, and, in either case, such payment has not been made within ten (10) business days of the Company’s receipt of written notice from the Majority Holders to the Company of such failure to pay;

(b) Breach of Covenants. The Company fails to observe or perform any other covenant, obligation, condition or agreement contained in this Note or any Note Purchase Agreement (other than failure to pay any amounts when due under the Note, which is addressed in Section 2(a) above) and such failure continues for ten (10) business days after the Company’s receipt of written notice to the Company of such failure;

(c) Representations and Warranties. Any representation, warranty or certificate made or furnished by or on behalf of the Company to Investor in his, her or its Note Purchase Agreement, is materially false, incorrect, incomplete or misleading when made or furnished;

(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) makes a general assignment for the benefit of its creditors or (ii) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect will be commenced and an order for relief entered or such proceeding is not be dismissed or discharged within ninety (90) days of commencement.

3. Rights of Investor upon Default. Upon the occurrence of any Event of Default, after any applicable cure periods, and during the continuance of such Event of Default, the Requisite Holders may, by written notice to the Company, declare all outstanding principal and accrued and unpaid interest payable by the Company hereunder to be immediately due and payable, unless such Event of Default has been waived in accordance with the provisions hereof or the Note Purchase Agreement.

4. Conversion.

(a) Automatic Conversion on a Qualified Financing. If a Qualified Financing (defined below) occurs on or prior to the Maturity Date and no Event of Default has occurred or is continuing, then the full outstanding principal amount of this Note and all accrued unpaid interest on this Note will automatically convert into Class A Units at the Conversion Ratio.

(b) Optional Conversion without Qualified Financing. If the Company has not entered into a Qualified Financing on or before March 31, 2022 and this Note remains outstanding as of such date, then after such date, the Requisite Holders may, by written notice to the Company delivered at any time not less than five (5) business days prior to the Maturity Date, require the Company to issue to Investor (and take any actions necessary to authorize the issuance of) Class A Units in conversion of the full outstanding principal amount of this Note and all accrued unpaid interest on this Note at the Conversion Ratio.

(c) Conversion in connection with a Liquidity Event. The Company shall provide written notice to each Investor not less than ten (10) business days prior to the closing date of a Liquidation Event, which notice shall include a summary of the terms of such Liquidation Event, including the proceeds that would be payable to Investor if the Note were converted to Class A Units. Each Investor may, by written notice to the Company delivered not less than five (5) business days prior to the Liquidation Event, require the Company to issue to Investor (and take any actions necessary to authorize the issuance of) Class A Units in conversion of the full outstanding principal amount of this Note and all accrued unpaid interest on this Note at the Conversion Ratio.

(d) Conversion Procedure. Upon such conversion of this Note as provided in this Section 4, Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other similarly positioned holders of Class A Units. Any conversion of this Note pursuant to Section 4(a), 4(b) or 4(c) will be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(d) and on and after such date the persons entitled to receive the Class A Units issuable upon such conversion will be treated for all purposes as the record holder of such Class A Units.

5. Most Favored Nations; Future Issuances. From the date hereof until such time as this Note is converted into Class A Units (as provided in Section 4) or paid in full, in the event that (A) the Company issues any convertible notes, convertible equity certificates or similar instruments that have rights, preferences or privileges that are more favorable than the terms of the Notes (including any rights, preferences or privileges that are added to the Notes in any subsequent closing), the Company shall provide equivalent rights to the Investors with respect to the outstanding Notes (with appropriate adjustment for economic terms or other contractual rights acceptable to the Majority Holders).

6. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Affiliate” has the meaning given to it in Rule 144 promulgated under the Securities Act.

“Conversion Ratio” means, initially $1.00 for each Class A Unit, as may be adjusted pursuant to Section 5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Entity” means an entity of which the holders of voting securities of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such entity’s voting securities outstanding immediately after such transaction.

“Investor” means each person who makes an advance pursuant to this Note, or any person who at the relevant time, is the registered holder of this Note.

“Liquidation Event” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities; provided, however, that a transaction will not constitute a Liquidation Event if its purpose is to (A) change the jurisdiction of the Company’s organization, (B) create a holding company that will be owned in substantially the same proportions by the Persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Managers.

“Maturity Date” means two (2) years from the date first set forth above.

“Qualified Financing” means the next transaction (or series of related transactions) following the date of this Agreement in which the Company issues equity securities and from which the Company receives aggregate gross proceeds of not less than $25,000,000 (including the aggregate amount of debt securities and other convertible securities converted into equity securities of the Company (including this Note)).

“Requisite Holders” means holders of a majority of the principal amount then-outstanding under this Note.

“Transaction Documents” means this Note and the Note Purchase Agreement.

7. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof. Subject to the restrictions on transfer described in this Section 6(a), the rights and obligations of the Company and Investor will be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties; provided that (i) this Note and the rights and obligations hereunder may not be assigned or transferred by the Company without the prior written consent of the Requisite Holders and (ii) this Note and the rights and obligations hereunder may not be assigned or transferred by Investor without the prior written consent of the Company.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Requisite Holders; provided, that Investor’s consent will be required for any amendment that has a disproportionately adverse effect on Investor (it being agreed that an amendment or waiver of a provision will not be deemed to have a disproportionately adverse effect on Investor if such amendment or waiver applies to all then-outstanding Notes issued pursuant to the Note Purchase Agreements in the same fashion by its terms).

(c) Notices. All notices and other communications required or permitted hereunder will be in writing and will be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to Investor) or otherwise delivered by hand, messenger or courier service addressed:

(i) if to Investor, to Investor’s address or electronic mail address as shown on the signature page hereto, as may be updated in accordance with the provisions of the Note Purchase Agreement; or

(ii) if to the Company, to the principal office of the Company to the attention of the President or at such other current address as the Company furnishes to Investor.

Each such notice or other communication will for all purposes of this Note be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when sent to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then at the beginning of the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(d) Action of Requisite Holders. The Company agrees that it will provide a reasonably detailed written notice to all Investors not less than ten (10) business days in advance of any event that triggers consent or approval rights held by the Requisite Holders, including reasonable assistance in communications needed from time to time to solicit consent or approval of the Requisite Holders.

(e) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment will be made in lawful tender of the United States.

(f) Usury. In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied against the principal of this Note.

(g) Waivers. Subject to Sections 2(a) and 2(b), the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h) Governing Law. This Note and all actions arising out of or in connection with this Note will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions that would result in the application of laws of another jurisdiction.

[signature page follows]

The Company has caused this note to be issued as of the date first set forth above, as amended from time to time by agreement with additional Investors.

ROYALTYTRADERS LLC

a Delaware limited liability company

By:	/s/ Sean Peace
Name:	Sean Peace
Title:	President

Accepted and Agreed:

AMOUNT ADVANCED: $300,000

DATE OF ADVANCE: 11/23/2021

INVESTOR (if an individual):

By:	/s/ Alex Guiva
Name:	Alex Guiva

EXHIBIT C

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Date of Issuance
November 23, 2021

ROYALTYTRADERS LLC

WARRANT TO PURCHASE COMMON UNITS

This Warrant is issued to Alexander Guiva (the “Holder”) by RoyaltyTraders LLC, a Delaware limited liability company (the “Company”).

6. Purchase of Common Units. Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company shall notify the Holder in writing), to purchase from the Company Common Units issued by the Company totaling 0.5% of the fully-diluted membership interests in the Company on the date of exercise of this Warrant (the “Warrant Units”). The exercise price for the Warrant Units shall be $0.01 (the “Exercise Price”).

7. Exercise Period. This Warrant shall be exercisable, in whole, during the term commencing on the date hereof and continuing in perpetuity; provided, however, that this Warrant shall be exercised automatically without any need for action by Holder, immediately prior to the consummation of any “Termination Event” defined as (a) the consummation of the Company’s sale of its Common Units or other securities pursuant to a registration statement under the Securities Act of 1933, as amended (other than a registration statement relating either to sale of securities to employees of the Company pursuant to its stock option, stock purchase or similar plan or a SEC Rule 145 transaction) (the “Initial Public Offering”) and (b) the consummation of a “Company Transaction”, which shall mean (i) the closing of the sale, transfer or other disposition of all or substantially all of the Company’s assets, (ii) the consummation of the merger or consolidation of the Company with or into another entity (except a merger or consolidation in which the holders of capital stock of the Company immediately prior to such merger or consolidation continue to hold at least 50% of the voting power of the capital stock of the Company or the surviving or acquiring entity), or (iii) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of the Company’s securities), of the Company’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Company (or the surviving or acquiring entity); provided, however, that a transaction shall not constitute a Termination Event if its sole purpose is to change the state of the Company’s organization or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately prior to such transaction. In the event of a Termination Event, the Company shall notify the Holder at least ten (10) days prior to the consummation of such Termination Event.

8. Method of Exercise. While this Warrant remains outstanding and exercisable in accordance with Section 2 above, the Holder may exercise this Warrant for the full amount of Warrant Units by (i) delivering a duly executed copy of the Notice of Exercise attached hereto, to the Company at its principal office (or at such other place as the Company shall notify the Holder in writing); and (ii) paying to the Company the Exercise Price. As of the date of exercise, the Warrant Units shall be deemed issued to the holder identified on the Notice of Exercise.

9. Representations and Warranties of the Company. In connection with the transactions provided for herein, the Company hereby represents and warrants to the Holder that:

(i) Organization, Good Standing, and Qualification. The Company is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite company power and authority to carry on its business as now conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect on its business or properties.

(ii) Authorization. Except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights, all company action has been taken on the part of the Company, its officers, directors, and members necessary for the authorization, execution and delivery of this Warrant. The Company has taken all company action required to make all the obligations of the Company reflected in the provisions of this Warrant the valid and enforceable obligations they purport to be. The issuance of this Warrant will not be subject to preemptive rights of any members of the Company.

(iii) Compliance with Other Instruments. The authorization, execution and delivery of the Warrant will not constitute or result in a material default or violation of any law or regulation applicable to the Company or any material term or provision of the Company’s current Certificate of Formation or limited liability company agreement, or any material agreement or instrument by which it is bound or to which its properties or assets are subject.

(iv) Valid Issuance of Common Units. The Warrant Units, when issued, sold, and delivered in accordance with the terms of the Warrants for the consideration expressed therein, will be duly and validly issued and, based in part upon the representations and warranties of the Holders in this Warrant, will be issued in compliance with all applicable federal and state securities laws.

10. Representations and Warranties of the Holder. In connection with the transactions provided for herein, the Holder hereby represents and warrants to the Company that:

(i) Purchase Entirely for Own Account. The Holder acknowledges that this Warrant is entered into by the Holder in reliance upon such Holder’s representation to the Company that the Warrant and the Warrant Units (collectively, the “Securities”) will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that the Holder has no present intention of selling, granting any participation in or otherwise distributing the same. By acknowledging this Warrant, the Holder further represents that the Holder does not have any contract, undertaking, agreement, or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Securities.

(ii) Disclosure of Information. The Holder acknowledges that it has received all the information it considers necessary or appropriate for deciding whether to acquire the Securities. The Holder further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities.

(iii) Investment Experience. The Holder is an investor in securities of companies in the development stage and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Securities. If other than an individual, the Holder also represents it has not been organized solely for the purpose of acquiring the Securities.

(iv) Accredited Investor. The Holder is an “accredited investor” within the meaning of Rule 501 of Regulation D, as presently in effect, as promulgated by the Securities and Exchange Commission (the “SEC”) under the Act.

(v) Restricted Securities. The Holder understands that the Securities are characterized as “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act, only in certain limited circumstances. In this connection, each Lender represents that it is familiar with Rule 144, as presently in effect, as promulgated by the SEC under the Act (“Rule 144”), and understands the resale limitations imposed thereby and by the Act.

11. Covenants of the Company.

(i) Notice of Company Transaction. In the event the Company intends to enter into a Termination Event, it shall, not less than ten (10) business days prior to the closing of such Termination Event, provide to Holder written notice of the material terms of such Termination Event.

(ii) Covenants as to Warrant Units. The Company covenants and agrees that it shall at all times while this Warrant is outstanding, maintain the necessary authority and approvals to issue the Warrant Units, and all Warrant Units that may be issued upon the exercise of the rights represented by this Warrant will, upon issuance in accordance with the terms hereof, be validly issued and outstanding, free from all taxes, liens and charges with respect to the issuance thereof.

12. No Member Rights. Prior to exercise of this Warrant, the Holder shall not be entitled to any rights of a member of the Company with respect to the Warrant Units, including (without limitation) the right to vote, receive distributions, exercise preemptive rights or be notified of member meetings, and, except as specifically provided in this Warrant, such Holder shall not be entitled to any notice or other communication concerning the business or affairs of the Company.

13. Governing Law. This Warrant shall be governed by and construed under the laws of the State of Delaware.

14. Successors and Assigns. The terms and provisions of this Warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective successors and assigns.

15. Titles and Subtitles. The titles and subtitles used in this Warrant are used for convenience only and are not to be considered in construing or interpreting this Warrant.

16. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the following addresses (or at such other addresses as shall be specified by notice given in accordance with this Section 16):

If to the Company:

ROYALTYTRADERS LLC

1053 East Whitaker Mill Rd

Suite 115

Raleigh NC 27604

If to Holder:

Alex Guiva

3420 University Blvd

Dallas TX 75205

17. Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Warrant, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

18. Entire Agreement; Amendments and Waivers. This Warrant and any other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof. Nonetheless, any term of this Warrant may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), with the written consent of the Company and the Holder; or if this Warrant has been assigned in part, by the holders or rights to purchase a majority of the Warrant Units originally issuable pursuant to this Warrant.

19. Severability. If any provision of this Warrant is held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed this Warrant as of the date above written.

ROYALTYTRADERS LLC

By:	/s/ Sean Peace
Sean Peace

ACKNOWLEDGED AND AGREED:

HOLDER

By:	/s/ Alex Guiva
ALEX GUIVA

NOTICE OF EXERCISE

ROYALTYTRADERS LLC

Attention: President

The undersigned hereby elects to purchase, pursuant to the provisions of the Warrant, the Warrant Units issuable pursuant to the Warrant Agreement dated November ___, 2021, and has delivered the Exercise Price together with this Notice of Exercise.

The undersigned hereby represents and warrants that Representations and Warranties in Section 5 of the Warrant Agreement are true and correct as of the date hereof.

HOLDER:

Date:	By:

Address:

Name in which Units should be registered: